Exhibit 1.1

$365,000,000

PETROLOGISTICS LP

and

PETROLOGISTICS FINANCE CORP.

6.25% SENIOR NOTES DUE 2020

PURCHASE AGREEMENT

March 22, 2013

March 22, 2013

Morgan Stanley & Co. LLC

as Representative of the Initial Purchasers

c/o Morgan Stanley & Co. LLC
 1585 Broadway
 New York, New York 10036

Ladies and Gentlemen:

PetroLogistics LP, a Delaware limited partnership (the “Partnership”), along with Petrologistics Finance Corp., a Delaware corporation (“Finance Co” and, together with the Partnership, the “Issuers”) propose to issue and sell to the several purchasers named in Schedule I hereto (the “Initial Purchasers”) $365,000,000 aggregate principal amount of the Issuers’ 6.25% Senior Notes due 2020 (the “Notes”).  Morgan Stanley & Co. LLC has agreed to act as the representative of the several Initial Purchasers (the “Representative”) in connection with the offering and sale of the Notes.

PetroLogistics GP, LLC, a Delaware limited liability company (the “General Partner”), owns a non-economic general partner interest in the Partnership.  The General Partner is a direct, wholly owned subsidiary of Propylene Holdings LLC, a Delaware limited liability company (“Propylene Holdings “). Propylene Holdings is a direct, wholly owned subsidiary of PL Manufacturing LLC, a Delaware limited liability company (“PL Manufacturing”).  On March 30, 2012, the Partnership, Propylene Holdings and PL Manufacturing entered into a Contribution Conveyance and Assumption Agreement (the “Contribution Agreement”) pursuant to which, (1) Propylene Holdings contributed the Operating Company to the Partnership, (2) Holdings distributed a 1% limited partner interest in the Partnership to PL Manufacturing, and (3) PL Manufacturing distributed a 0.8% limited partner interest in the Partnership to LG Propylene LLC and a 0.2% limited partner interest to YSOF Propylene Investor, LLC.  On May 9, 2012, the Partnership, the General Partner, Propylene Holdings, PL Manufacturing and  the Operating Company entered into an Omnibus Agreement (the “Omnibus Agreement”) pursuant to which the PL Manufacturing Members assumed all of the Partnership’s rights and obligations pursuant to certain derivatives contracts that were entered into by the Operating Company. Lindsay Goldberg, York Capital and certain employees, and members of management of the General Partner are the sole members of PL Manufacturing.  Each of Finance Co. and  PL Propylene LLC, a Delaware limited liability company (the “Operating Company”), is a direct, wholly owned subsidiary of the Partnership.

The Securities (as defined herein) will be issued pursuant to the provisions of an indenture, to be dated as of March 28, 2013 (the “Indenture”), among the Issuers, the Guarantors (as defined herein)] and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

Holders of Notes will be entitled to the benefits of a registration rights agreement, to be dated as of March 28, 2013 (the “Registration Rights Agreement”), among the Issuers, Operating Company and the Initial Purchasers, pursuant to which the Issuers and the Guarantors may be required to file with the Commission (as defined herein), under the circumstances set forth therein, (i) a registration statement under the Securities Act (as defined herein) relating to another series of debt securities of the Issuers with terms substantially identical to the Notes (the “Exchange Notes”) to be offered in exchange for the Notes (the “Exchange Offer”) and (ii) a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Notes and to use their commercially reasonable efforts to cause the Exchange Offer to be completed within 360 days after the issuance of the Notes.  All references herein to the Exchange Notes and the Exchange Offer are only applicable if the Issuers and the Guarantors are in fact required to consummate the Exchange Offer pursuant to the terms of the Registration Rights Agreement.

The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by (i) the entity listed on the signature pages hereof as “Guarantor” and (ii) any subsidiary of the Partnership (other than Finance Co.) formed or acquired after the Closing Date that guarantees the Notes in accordance with the terms of the Indenture, and their respective successors and assigns (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”).  The Notes and the Guarantees related thereto are herein collectively referred to as the “Securities”; and the Exchange Notes and the Guarantees related thereto are herein collectively referred to as the “Exchange Securities.”

In connection with the issuance of the Securities, the Operating Company will amend and restate its existing senior secured credit facility dated as of March 27, 2012 (the “Existing Credit Agreement”) among the Operating Company, Propylene Holdings, the guarantors party thereto (including the Partnership), Morgan Stanley Senior Funding, Inc., as administrative agent and the other lenders party thereto, to provide for, among other things, an increase in the size of the revolving credit facility (the “Amended and Restated Revolving Credit Agreement”) and the cancellation of the term loan facility, which will be repaid with a portion of the net proceeds from the offering of the Securities in the manner described under the caption “Use of Proceeds” in the Time of Sale Memorandum and the Final Memorandum (collectively, the “Concurrent Transactions”).

The Issuers understand that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Time of Sale Memorandum (as defined herein) and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Time of Sale Memorandum (the first time when sales of the Securities are made is referred to as the “Time of Sale”).  The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act (“Rule 144A”) and in offshore transactions in reliance on Regulation S under the Securities Act

(“Regulation S”).  Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A or Regulation S).  The Issuers hereby confirm that each has authorized the use of the Time of Sale Memorandum, the Final Memorandum (as defined herein) and any road show used in connection with the offer and sale of the Securities by the Initial Purchasers.

In connection with the sale of the Securities, the Issuers have prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum, dated March 18, 2013 (the “Preliminary Memorandum”), and prepared and delivered to each Initial Purchaser copies of a pricing supplement, dated the date hereof (the “Pricing Supplement”), describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities.  The Preliminary Memorandum as supplemented by the Pricing Supplement are herein referred to as the “Time of Sale Memorandum.”  Promptly after this Agreement is executed and delivered, the Issuers will prepare and deliver to each Initial Purchaser a final offering memorandum, dated the date hereof (the “Final Memorandum”).

1.                            Representations and Warranties. The Issuers and the Guarantors, jointly and severally, hereby represent and warrant to, and agree with each Initial Purchaser that, as of the Time of Sale and as of the Closing Date:

(a)                                 (i) the Time of Sale Memorandum as of the Time of Sale does not, and as of the Closing Date (as defined in Section 4) will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) as of the Time of Sale, each broadly available road show, if any, when considered together with the Time of Sale Memorandum, does not or will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (iii) the Final Memorandum as of its date and as of the Closing Date (as defined in Section 4) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements in or omissions from the Time of Sale Memorandum or the Final Memorandum based upon information relating to any Initial Purchaser furnished to the Issuers in writing by such Initial Purchaser through you expressly for use therein.

(b)                                 Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto and furnished to you before first use, the Issuers have not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.

(c)                                  The Partnership has been duly formed, is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), has the full partnership power and authority to own or lease its properties and to conduct its business as described in the Time of Sale Memorandum and Final Memorandum, and to enter into and perform its obligations under each of this Agreement, the Indenture and the Registration Rights Agreement, as applicable, the Securities, and the Exchange Securities.  The Partnership is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not be reasonably likely to have a material adverse effect on the financial position, members’ equity or partner’s capital, as the case may be, or results of operations, properties, business or prospects of the Partnership and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(d)                                 Finance Co. has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conducts its business as described in the Time of Sale Memorandum and Final Memorandum, and to enter into and perform its obligations under each of this Agreement, the Indenture and the Registration Rights Agreement, as applicable, the Securities, and the Exchange Securities. Finance Co. is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not be reasonably likely to have a Material Adverse Effect.

(e)                                  The Operating Company has been duly formed, is validly existing as a limited liability company in good standing under the Delaware LLC Act, has full limited liability company power and authority to own or lease its properties, to conduct its business as described in the Time of Sale Memorandum and Final Memorandum, and to enter into and perform its obligations under each of this Agreement, the Indenture and the Registration Rights Agreement, as applicable, the Securities, and the Exchange Securities. The Operating Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not be reasonably likely to have a Material Adverse Effect.

(f)                                   The General Partner has been duly formed, is validly existing as a limited liability company in good standing under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), has full limited liability company power and authority to own or lease its properties and to conduct its business as described in the Time of Sale Memorandum and Final Memorandum and act as a general partner of the Partnership. The General Partner is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not be reasonably likely to have a Material Adverse Effect.

(g)                                  The General Partner is the sole general partner of the Partnership with a non-economic general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Amended and Restated Agreement of Limited  Partnership of the Partnership (as the same may be amended or restated at or prior to the Closing Date, the “Partnership Agreement”) and the general partner interest is fully paid to (the extent required under the Partnership Agreement); and the General Partner owns such general partner interest free and clear of all liens, encumbrances, security interests, charges or other claims (“Liens”) except for restrictions on transferability and other Liens described in the Time of Sale Memorandum and the Final Memorandum, contained in the Partnership Agreement or created by or arising under the Delaware LP Act or existing under applicable securities laws.

(h)                                 Propylene Holdings owns 100% of the issued and outstanding member interests in the General Partner; such member interests have been duly authorized and validly issued in accordance with the Amended and  Restated General Partner LLC Agreement of the General Partner (as the same may be amended or restated at or prior to the Closing Date, the “General Partner LLC Agreement”) and are fully paid (to the extent required under the General Partner LLC Agreement) and non-assessable (except as such non-assessability may be affected by Section 18-607 and 18-804 of the Delaware LLC Act); and Propylene Holdings owns such member interests free and clear of all Liens, except for restrictions on transferability contained in the General Partner LLC Agreement, arising under the Delaware LLC Act or existing under applicable securities laws.

(i)                                     The Partnership owns 100% of the issued and outstanding shares of capital stock of Finance Co.; such issued and outstanding capital stock has been duly authorized and validly issued in accordance with the certificate of incorporation and bylaws of Finance Co., and fully paid and non-assessable and none of the outstanding shares of capital stock of Finance Co. were issued in violation of any preemptive rights or similar rights; the Partnership owns such capital stock free and clear of all Liens, except for liens imposed by the Existing Credit Facility or Amended and Restated Credit Facility, as applicable.

(j)                                    The Partnership owns 100% of the issued and outstanding membership interests of Operating Company; such membership interests in the Operating Company have been duly authorized and validly issued in accordance with the Second Amended and Restated Limited Liability Company Agreement of the Operating Company (the “Operating LLC Agreement” and together with the Partnership Agreement, the General Partner LLC Agreement and the bylaws of Finance Co., the “Organizational Agreements”) and the certificate of formation of Operating Company  (together with the Organizational Agreements, the certificate of formation of the Partnership, the certificate of formation of the

General Partner and the certificate of incorporation of Finance Co, the “Organizational Documents”), and fully paid (to the extent required under the Operating LLC Agreement) and non-assessable (except as such non-assessability may be affected by  Sections 18-607 and 18-804 of the Delaware LLC Act), and none of the outstanding membership interests of Operating Company were issued in violation of any preemptive rights or similar rights; the Partnership owns such membership interests free and clear of all Liens, except for liens arising under the Existing Credit Facility or Amended and Restated Credit Facility, as applicable, and for restrictions on transferability contained in the Operating LLC Agreement or arising under the Delaware LLC Act or existing under applicable securities laws.

(k)                                 On the Closing Date, other than its ownership of the general partner interest, the General Partner does not own, directly or indirectly, any equity or long-term or short-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.  Other than the Partnership’s ownership of 100% of the issued and outstanding equity interests in Operating Company and Finance Co., on the Closing Date, neither the Partnership, the Operating Company nor Finance Co. will own, directly or indirectly, any equity or long-term or short-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

(l)                                     This Agreement has been duly authorized, validly executed and delivered by the Issuers and Operating Company.

(m)                             The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture, assuming due authentication of the Notes by the Trustee, and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to indemnification and contribution and an implied covenant of good faith and fair dealing (the exceptions in (i) and (ii), together, the “Enforceability Exceptions”), and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued.

(n)                                 The Exchange Notes have been duly and validly authorized by the Issuers and if and when duly issued, executed and authenticated by the Trustee in accordance with the terms of the Indenture and delivered in accordance with the Exchange Offer provided for in the Registration Rights Agreement, will constitute valid and binding obligations of the Issuers entitled to the benefits of the

Indenture, enforceable against the Issuers in accordance with their terms, except as such enforceability maybe limited by the Enforceability Exceptions.

(o)                                 The Guarantee of the Notes on the Closing Date and each Guarantee of the Exchange Notes when issued have been duly authorized for issuance pursuant to this Agreement and the Indenture; and, when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, each Guarantee of the Notes will constitute a valid and legally binding agreement of the Guarantor; and, when the Exchange Notes have been authenticated in the manner provided for in the Indenture and issued and delivered in accordance with the Registration Rights Agreement, each Guarantee of the Exchange Notes will constitute a valid and binding agreement of the Guarantor, in each case, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions, and will be entitled to the benefits of the Indenture pursuant to which such Guarantee is to be issued.

(p)                                 Each of the Indenture and the Registration Rights Agreement has been duly authorized by the Issuers and the initial Guarantor and, on the Closing Date, will have been duly executed and delivered by the Issuers and each Guarantor, and will constitute a valid and legally binding agreement of, the Issuers and each Guarantor, enforceable against the Issuers and each Guarantor in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(q)                                 Each of the Organizational Agreements has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of such parties, enforceable against such party in accordance with its terms.

(r)                                    The Notes to be purchased by the Initial Purchasers from the Issuers will on the Closing Date be in the substantially the form contemplated by the Indenture.  The Securities, the Exchange Securities, the Indenture and the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Time of Sale Memorandum and the Final Memorandum.

(s)                                   The Partnership’s capitalization is as set forth in the Time of Sale Memorandum and the Final Memorandum under the caption “Capitalization.” All of the issued limited partner interests of the Partnership have been duly authorized and validly issued and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be effected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and none of the outstanding equity interests of the Partnership were issued in violation of the preemptive or other similar rights of any security holder of the Partnership.

(t)                                    Except for rights to acquire securities under the General Partner’s long-term incentive plan or as otherwise disclosed in the Time of Sale Memorandum and Final Memorandum or arising under applicable securities laws, there are no outstanding (i) securities of the Partnership convertible into or exchangeable for any equity interests of the Partnership, (ii) warrants, rights or options to subscribe for or purchase from the Partnership any such equity interests (other than as provided in Section 5.8 of the Partnership Agreement) or any such convertible or exchangeable securities or obligations or (iii) obligations of the Partnership to issue any such equity interests, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options.

(u)                                 Neither the Partnership nor any of its subsidiaries is (i) in violation of its Organizational Documents or the Omnibus Agreement, as the case may be, or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) in the performance or observance of any obligations, agreement, covenant or condition in any indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Partnership or any of its subsidiaries is a party or by which it or any of them is bound (including, without limitation, the Existing Credit Agreement), or to which any of the property or assets of the Partnership or any of its subsidiaries is bound (each, an “Existing Instrument”), except, in the case of clause (ii) above, for such Defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)                                 The Issuers’ and the Guarantor’s execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture, and the issuance and delivery of the Securities and the Exchange Securities, and consummation of the transactions contemplated hereby and thereby and by the Time of Sale Memorandum and the Final Memorandum (i) will not result in any violation of the provisions of the Organizational Documents or Omnibus Agreement, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, Debt Repayment Triggering Events, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Effect, and (iii) will not result in any violation of any law, regulation, judgment, order or decree of any governmental, regulatory or administrative body, agency or court applicable to the Issuers or any subsidiary.  As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Partnership or any of its subsidiaries.

(w)                               Based on the representations and warranties of the Initial Purchasers contained in Section 7 hereof, no consent, approval, authorization or order of, or qualification with, any court or other governmental or regulatory authority or agency in the United States is required for the Issuers’ or any Guarantor’s execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Indenture, or the issuance and delivery of the Securities or the Exchange Securities, or consummation of the transactions contemplated hereby and thereby and by the Final Memorandum, except (i) as described in the Time of Sale Memorandum, (ii) applicable securities laws of the several states of the United States and as may be required by the securities laws of the several states of the United States with respect to the Securities, (iii) as may be required by the Securities Act, the Trust Indenture Act and the securities laws of the several states of the United States with respect to the Company’s obligations under the Registration Rights Agreement, and (iv) where the failure to obtain such consent, approval, authorization, order or qualification would not reasonably be expected to have a Material Adverse Effect or would not materially impair the consummation of the transactions contemplated herein.

(x)                                 Except as set forth in the Time of Sale Memorandum, since the date of the most recent audited balance sheet included in the Time of Sale Memorandum, there has not occurred any material adverse change, or any development involving or which may reasonably be expected to involve, a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Partnership and its subsidiaries, taken as a whole.

(y)                                 Subsequent to the respective dates as of which information is given in each of the Time of Sale Memorandum and the Final Memorandum, (i) none of the Partnership or its subsidiaries has incurred any material liability or obligation, direct or contingent, nor entered into any transaction that is material to the Partnership and its subsidiaries, taken as a whole, (ii) the Partnership has not declared, paid or otherwise made any distribution of any kind on its Common Units other than quarterly distributions to its common unitholders; and (iii)  there has not been any material change in the capitalization, or any material change in the short-term debt or long-term debt, of the Partnership and its subsidiaries, taken as a whole, except in each case as described in each of the Time of Sale Memorandum and the Final Memorandum, respectively.

(z)                                  There are no legal or governmental proceedings pending or, to the knowledge of the Partnership or any of its subsidiaries, threatened to which the Partnership or any of its subsidiaries is a party or to which any of the properties of the Partnership or any of its subsidiaries is subject other than proceedings that would not have a Material Adverse Effect or materially and adversely affect the power or ability of the Issuers or the Guarantor to perform their respective obligations under this Agreement, the Indenture, the Registration Rights Agreement or the Notes or to consummate the transactions contemplated by this

Agreement, the Indenture and the Registration Rights Agreement (including the Concurrent Transactions).

(aa)                          No labor dispute with the employees of the Partnership or any of the subsidiaries exists, or, to the knowledge of the Partnership or any of its subsidiaries, is imminent, except for disputes that would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

(bb)                          The Partnership (1) is in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (2) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (3) is in compliance with all terms and conditions of any such permit, license or approval, except, in the case of (1) through (3), where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(cc)                            There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(dd)                          The Issuers and the Guarantor is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ee)                            None of the Issuers or, to the knowledge of the Partnership, any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”), or to the knowledge of the Partnership any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act.  None of the Issuers, its respective Affiliates, or any person acting, to the knowledge of the Partnership, on its or any of their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.  With respect to those Securities sold in reliance upon Regulation S, (i) none of the Issuers or, to the knowledge of the Partnership, its respective Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Issuers make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Issuers and its Affiliates and, to the knowledge of the Partnership, any person acting on its or their behalf, to the knowledge of the Partnership (other than the Initial Purchasers, as to whom the Issuers make no representation or warranty), has complied and will comply with the offering restrictions set forth in Regulation S.

(ff)                              Subject to compliance by the Initial Purchasers with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement and the Time of Sale Memorandum to register the offer and sale of the Securities by the Initial Purchasers to the Subsequent Purchasers under the Securities Act or, until such time as the Exchange Securities are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(gg)                            When the Notes and Guarantees are issued and delivered pursuant to this Agreement, such Notes and Guarantees will not be of the same class (within the meaning of Rule 144A under the Act) as securities of the Issuers or the Guarantors that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a U.S. automated interdealer quotation system.

(hh)                          Neither the Partnership, nor the General Partner nor any of the subsidiaries of the Partnership nor, to the knowledge of the Partnership or its subsidiaries, any director, officer, employee, agent or representative of the Partnership, the General Partner or the subsidiaries of the Partnership has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Partnership and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(ii)                                  The operations of each of the Partnership and its subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where such entities conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership or its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Partnership or its subsidiaries, threatened.

(jj)                                (1)  None of the Partnership or its subsidiaries, nor, to the knowledge the Partnership or its subsidiaries, any director, officer, employee, agent, affiliate or representative of the Partnership or the subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(i)                                              the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”), nor

(ii)                                           located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(2) Each of the Partnership and its subsidiaries represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(i)                                              to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(ii)                                           in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(3)  None of the Partnership or its subsidiaries has knowingly engaged in, is now knowingly engaged in, nor will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(kk)                          Ernst & Young LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules included in the Time of Sale Memorandum, are independent public accountants with respect to the Partnership as required by the Securities Act and the rules and regulations of the Commission thereunder and the rules and regulations of the Public Partnership Accounting Oversight Board.

(ll)                                  The financial statements, together with the related schedules and notes, included in the Time of Sale Memorandum present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified.  Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved.  The financial data set forth in the Time of Sale Memorandum under the captions “Summary—Summary Historical Consolidated Financial Data,” and “Selected Historical Consolidated Financial and Other Operating Data” fairly present the information set forth therein in all material respects on a basis consistent with that of the audited financial statements contained in the Time of Sale Memorandum.  The statistical, industry-related and market related data and forward looking statements included in the Time of Sale Memorandum are based on or derived from sources that the Issuers reasonably and in good faith believe to be reliable and accurate and such data is consistent with the sources from which they are derived.

(mm)                  Each of the Partnership and its subsidiaries owns or possesses, or can acquire on reasonable terms, all patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them, described in the Time of Sale Memorandum or the Final Memorandum, except where the failure to own or possess such legal right to use such patent, patent right, license, invention, copyright, know how, trademark, service mark or trade name would not reasonably be expected to have a Material Adverse Effect, and none of the Partnership or its subsidiaries have received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(nn)                          The Partnership and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses in the manner described in the Time of Sale Memorandum, and neither the Partnership nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as described in the Time of Sale Memorandum.

(oo)                          Each of the Partnership and its subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Partnership and its subsidiaries, taken as a whole, in each case free and clear of all Liens, encumbrances and defects except such as are described in the Time of Sale Memorandum or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Partnership and the subsidiaries; and any real property and buildings held under lease by the Partnership or the subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Partnership or the subsidiaries, in each case except as described in the Time of Sale Memorandum.

(pp)                          The Partnership and its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or has requested extensions thereof (except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay such taxes would not reasonably be expected to have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by generally accepted accounting principles in the Unites States (“U.S. GAAP”) have been created in the financial statements of the Partnership), and no tax deficiency has been determined adversely to Partnership or its subsidiaries which has had (nor does the Partnership or its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Partnership and its subsidiaries and which could be reasonably expected to have) a Material Adverse Effect.

(qq)                          Each of the Partnership and its subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; and neither the Partnership nor its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, except as described in the Time of Sale Memorandum.

(rr)                                None of the Issuers or the Guarantor has taken, or will any of them take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Notes in violation of any law, rule or regulation.

(ss)                              The Issuers and the Guarantor, taken as a whole,  is, and immediately after the Closing Date will be, Solvent.  As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the liabilities of such person on its debts as they become absolute and matured and (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature.

(tt)                                The Partnership is in compliance with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated in connection therewith that are effective and applicable to the Partnership.

(uu)                          The Partnership and its subsidiaries maintain a system of internal accounting controls that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Time of Sale Memorandum, since the end of the Partnership’s most recent audited fiscal year, there has been (i) no material weakness in the internal control over financial reporting (whether or not remediated) and (ii) no change in the internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the internal control over financial reporting.

(vv)                          (1) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 under the Exchange Act), (2) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or will file or submit under the Exchange Act, as applicable, is accumulated and communicated to management of the Partnership, including the General Partner’s respective principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure to be made and (3) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Exchange Act.

(ww)                      Neither the Partnership nor any of its subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(xx)                          (1) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which any Partnership and its subsidiaries would have any material liability, excluding any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) (each a “Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (2) with respect to each Plan subject to Title IV of ERISA (i) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (ii) no failure to satisfy the minimum funding standard under Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”)), whether or not waived, has occurred or is reasonably expected to occur, (iii) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (iv) none of the Partnership or its subsidiaries has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (3) each Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification.

(yy)                          The Issuers, the Guarantors and their respective affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom the Issuers and the Guarantors make no representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Time of Sale Memorandum will contain the disclosure required by Rule 902.  Each of the Issuers and the Guarantors is a “reporting issuer”, as defined in Rule 902 under the Securities Act.

(zz)                            The Amended and Restated Revolving Credit Facility has been duly and validly authorized by the Operating Company, the Partnership and Finance Co. and, when duly executed and delivered by the Operating Company, the Partnership and Finance Co., will be the valid and legally binding obligation of the Operating Company, the Partnership and Finance Co., enforceable in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(aaa)                   Except as provided in the Existing Credit Agreement and the Amended and Restated Credit Agreement, no subsidiary of the Partnership is currently prohibited, and no subsidiary will, as a result of the consummation of the transactions contemplated hereby and by the Time of Sale Memorandum and Final Memorandum, be prohibited, directly or indirectly, from paying any dividends to the Partnership, from making any other distributions on its limited liability company interests or capital stock, from repaying to the Partnership any loans or advances from the Partnership, or from transferring any of its property or assets to the Partnership or any other subsidiary of the Partnership, except as provided by applicable law or regulation or as disclosed in the Time of Sale Memorandum or Final Memorandum.

(bbb)                   There are no contracts, agreements or understandings between the Partnership or any of its subsidiaries and any person (other than the Registration Rights Agreement) granting such person the right to require the Partnership or any of its subsidiaries to file a registration statement under the Securities Act with respect to any securities of the same class or a similar class as the Notes or to require the Issuers to include any such securities held by any person in any registration statement filed by the Issuers under the Act.

(ccc)                      Each of the Partnership and its subsidiaries. has, or on the Closing Date will have, such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are necessary to conduct its business in the manner described, and subject to the limitations contained, in the Time of Sale Memorandum, except for (1) qualifications, reservations and encumbrances as may be set forth in the Time of Sale Memorandum and (2) such rights-of-way that, if not obtained, would not reasonably be expected to have a Material Adverse Effect; other than as set forth, and subject to the limitations contained, in the Time of Sale Memorandum, each of the Partnership and its subsidiaries has, or at the Closing Date will have, fulfilled and performed all its material obligations with respect to such rights-of-way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way except for such non-performance, revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, except as described in the Time of Sale Memorandum, none of such rights-of-way contains any restriction that is materially burdensome to the Partnership and its subsidiaries taken as a whole.

(ddd)                   There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in the United States in connection with the execution and delivery of this Agreement or the issuance or sale by the Issuers of the Notes.

2.                             Agreements to Sell and Purchase.  Each of the Issuers and the Guarantors hereby agrees to issue and sell to the Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Issuers and the Guarantors the respective principal amount of Notes set forth in Schedule I hereto opposite its name at a purchase price of 98.0% of the principal amount thereof (the “Purchase Price”), plus accrued and unpaid interest, if any, from March 28, 2013 to the Closing Date (as defined below).

3.                             Terms of Offering.  You have advised the Issuers that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder as soon as practicable after this Agreement is entered into as in your judgment is advisable.

4.                             Payment and Delivery.  Payment for the Securities shall be made to the Issuers in Federal or other funds immediately available in New York City against delivery of the Notes for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on March 28, 2013, or at such other time on the same or such other date, not later than April 4, 2013, as shall be designated in writing by Morgan Stanley & Co. LLC.  The time and date of such payment are hereinafter referred to as the “Closing Date.”  Time shall be of the essence, and delivery at the time and place specified in this Agreement is a condition to the obligations of the Initial Purchasers.  The closing of the sale of the Securities shall occur at the offices of Cahill Gordon & Reindel LLP, 80 Pine St, New York, New York 10005 (or such other place as may be agreed to by the Issuers and Morgan Stanley & Co. LLC).  The Issuers hereby acknowledge that circumstances under which Morgan Stanley & Co. LLC may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by the Issuers or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Offering Memorandum or a delay as contemplated by the provisions of Section 10 hereof.

The Notes shall be in global form, with separate global Notes representing Notes sold pursuant to Rule 144A and Notes sold pursuant to Regulation S, and registered in the name of DTC or its nominee and in such denominations as the Representative shall request in writing not later than one full business day prior to the Closing Date.  Such Global Notes shall be delivered to the Trustee, as custodian for DTC, on the Closing Date for the respective accounts of the Initial Purchasers as beneficial owners of such Securities, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.

5.                             Conditions to the Initial Purchasers’ Obligations.  The several obligations of the Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date are subject to the satisfaction or waiver, as determined by the Representative in its sole discretion of the following conditions precedent on or prior to the Closing Date:

(a)                                 Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:

(i)                                              there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review with possible negative implications in the rating accorded the Partnership or any of the securities of the Partnership or any of its subsidiaries or in the rating outlook for the Partnership by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and

(ii)                                           there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Partnership and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.

(b)                                 The Initial Purchasers shall have received on the Closing Date a certificate or certificates, dated the Closing Date and signed by the Chief Executive Officer or President of each Issuer, the Operating Company and each Guarantor and the Chief Financial Officer or Chief Accounting Officer of each Issuer, the Operating Company and each Guarantor to the effect set forth in Section 5(a)(i) and 5(a)(ii), and further to the effect that the representations and warranties of the Issuers, the Operating Company and the Guarantors contained in this Agreement were true and correct on and as of the Time of Sale and are true and correct on and as of the Closing Date as if made on the Closing Date; that the statements of the Issuers’, Operating Company’s and Guarantors’ officers, as applicable, made pursuant to the certificate are true and correct on and as of the date made and on and as of the Closing Date; that that the Issuers, the Operating Company and the Guarantors have complied with and performed all of the covenants and agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before the Closing Date; and that the sale of the Securities has not been enjoined (temporarily or permanently).

(c)                                  The Initial Purchasers shall have received on the Closing Date a certificate or certificates, dated the Closing Date and signed by the Chief Executive Officer or President of the General Partner, as to matters relating to Finance Co.and further to the effect that the representations and warranties of the Finance Co. contained in this Agreement were true and correct on and as of the Time of Sale and are true and correct on and as of the Closing Date as if made on the Closing Date; that the statements of Finance Co.’s officers made pursuant to the certificate are true and correct on and as of the date made and on and as of the Closing Date; that that Finance Co. has complied with and performed all of the covenants and agreements and satisfied all of the conditions on their part to be performed or satisfied hereunder on or before the Closing Date; and that the sale of the Securities has not been enjoined (temporarily or permanently).

(d)           The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Vinson & Elkins LLP, outside counsel for the Issuers and the Guarantors, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers.  Such opinion and letter shall be rendered to the Initial Purchasers at the request of the Issuers and shall so state therein.

(e)           The Initial Purchasers shall have received on the Closing Date an opinion of the General Counsel of the Issuers, dated the Closing Date, in form and substance satisfactory to the Initial Purchasers.  Such opinion shall be rendered to the Initial Purchasers at the request of the Issuers and shall so state therein.

(f)            The Initial Purchasers shall have received on the Closing Date an opinion and negative assurance letter of Cahill Gordon & Reindel LLP, counsel for the Initial Purchasers, dated the Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(g)           On the date hereof, the Initial Purchasers shall have received from Ernst & Young LLP, the independent registered public accounting firm for the Partnership, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, covering the financial information in the Time of Sale Memorandum and other customary matters.  In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(h)           The Issuers and the Guarantors shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received executed copies thereof.  The Issuers and the Guarantors shall have executed and delivered the Registration Rights Agreement, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received such executed counterparts.

(i)            The Notes and the notation of the Guarantees shall be executed by the Company and the Guarantor in substantially the respective forms set forth in Exhibit 1 to the Rule 144A/Regulation S Appendix and Exhibit A to the Rule 144A/Regulation S Appendix to the Indenture.

(j)            On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents, letters and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Issuers at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 6(g), 8 and 11 hereof shall at all times be effective and shall survive such termination.

6.          Covenants of the Issuers.  Each of the Issuers and the Guarantors covenants with each Initial Purchaser as follows:

(a)           To furnish to you in New York City, without charge, as promptly as practicable following the Time of Sale and in any event not later than the second business day following the date hereof and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum and any supplements and amendments thereto as you may reasonably request.

(b)           Before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum, to furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object promptly after receipt of notice thereof.

(c)           To furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Issuers and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object promptly after receipt of notice thereof.

(d)           If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or if, in the judgment of the Representative or counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, promptly to prepare and furnish, at its own expense, to the Initial Purchasers and to any dealer upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances under which they were made, when delivered to a Subsequent Purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.

(e)           If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or if, in the judgment of the Representative or counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, forthwith to prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances under which they were made, when delivered to a Subsequent Purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

(f)            (i) To use commercially reasonable efforts to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdiction requested by the Initial Purchasers, and to comply with such laws and to continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities and (ii) to advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, to use its best efforts to obtain the withdrawal thereof at the earliest possible moment; provided, however, that in connection therewith, none of the Issuers or the Guarantor shall be required to qualify as a foreign limited partnership, limited liability company or corporation in any jurisdiction where it is not now so qualified or to file a general consent to service of process or subject itself to taxation in any jurisdiction where it is not now so subject.

(g)           Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including:  (i) the fees, disbursements and expenses of the Issuers’ counsel and the Issuers’ accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation, printing, filing, shipping and distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, (ii) all costs and expenses related to the issue and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f). hereof, including filing fees (but excluding fees and disbursements of counsel for the Initial Purchasers) in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Notes or the Exchange Securities, (v) the costs and charges of the Trustee, (vi) the cost of the preparation, issuance and delivery of the Securities, (vii) the costs and expenses of the Issuers relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Issuers, travel and lodging expenses of the representatives and officers of the Issuers and any such consultants, and the cost of any aircraft chartered in connection with the road show and (viii) all other cost and expenses incident to the performance of the obligations of the Issuers hereunder for which provision is not otherwise made in this Section.  It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 11, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.

(h)           None of the Issuers or any of its affiliates that it controls will, and the Issuers will use their commercially reasonable efforts to cause their other affiliates not to, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any “security” (as defined in the Act) that could be integrated with the sale of the Notes in a manner which would require the registration under the Act of the Notes.

(i)            The Issuers will not, and will not permit any of their subsidiaries or their respective affiliates that they control or persons acting on their behalf to, and the Issuers will use their commercially reasonable efforts to cause their other affiliates not to, engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Act) in connection with the offering of the Notes or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

(j)            During the period of two years after the Closing Date, the Partnership and its subsidiaries will not be, nor will it become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.

(k)           None of the Issuers, their respective Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to Securities sold pursuant to Regulation S, and the Issuers and their respective Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.

(l)            Prior to the time at which the Exchange Securities are issued, the Issuers will not, and not permit any of their affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities that have been reacquired by any of them other than pursuant to an effective registration statement under the Securities Act or in accordance with Rule 144 under the Securities Act.

(m)          To apply the net proceeds from the sale of the Securities in the manner described under the caption “Use of Proceeds” in the Time of Sale Memorandum and the Final Memorandum.

(n)           During the period of 90 days following the date hereof, the Partnership will not and will not permit any of its subsidiaries to, without the prior written consent of Morgan Stanley & Co. LLC (which consent may be withheld at the sole discretion of Morgan Stanley & Co. LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Partnership or any subsidiary of the Partnership or securities exchangeable for or convertible into debt securities of the Partnership or any subsidiary of the Partnership (other than as contemplated by this Agreement and to register the Exchange Securities).

7.          Offering of Securities; Restrictions on Transfer.  (a) Each Initial Purchaser, severally and not jointly, represents and warrants to that such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Issuers that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs or (B) in the case of offers outside the United States, to persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Notice to Investors”.

(a)           Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:

(i)                 such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Issuers that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

(ii)                such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense;

(iii)               the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;

(iv)               such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

(v)                such Initial Purchaser, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of Securities to the public in that Relevant Member State, other than:

(A)       to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(B)       to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Morgan Stanley & Co. LLC on behalf of the Initial Purchasers for any such offer; or

(C)       in any other circumstances falling within Article 3 of the Prospectus Directive, provided that no such offer of Securities shall require the Issuers or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 3010/73/EU.

(vi)               such Initial Purchaser has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Securities in, from or otherwise involving the United Kingdom;

(vii)              such Initial Purchaser understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Securities in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

(viii)             such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and

may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”

Terms used in this Section 7(b) have the meanings given to them by Regulation S.

8.          Indemnity and Contribution.  (a) Each of the Issuers and the Guarantor, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its directors and officers and each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of each Initial Purchaser within the meaning of Rule 405 under the Securities Act that has participated in the distribution of the Notes from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum or any amendment or supplement thereto, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Issuers, or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Issuers by such Initial Purchaser through the Representative expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto).

(b)           Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless each Issuer, each Guarantor, each of their respective directors, officers and each person, if any, who controls either Issuer or any Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (including in the directors and officers of the General Partner) to the same extent as the foregoing indemnity from the Issuers and Guarantors to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Issuers by such Initial Purchaser through the Representative expressly for use in the Preliminary Memorandum, the Pricing Supplement, any Additional Written Offering Communication or the Final Memorandum (or any amendment or supplement thereto).  Each of the Issuers and the Guarantor hereby acknowledges that the only information that the Initial Purchasers through the Representative have furnished to the Issuers expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Communication or the Final Memorandum (or any

amendment or supplement thereto) are the statements set forth in (i) the last paragraph of the cover page regarding delivery of the Notes, (ii), the list of Initial Purchasers and their respective participation in the sale of the Notes and (iii) the second and third sentences of the ninth paragraph and tenth paragraphs under the caption “Plan of Distribution” in the Preliminary Memorandum and the Final Memorandum.

(c)           In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing; provided, however, that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 8 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 8.  The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party, (iii) the indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the indemnified party, or (iv) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would, in the reasonable judgment of the indemnified party, be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonably incurred fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley & Co. LLC, in the case of parties indemnified pursuant to Section 8, and by the Issuers, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

(d)           To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers and the Guarantor on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Issuers and the Guarantor on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Issuers and the Guarantors on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Issuers and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Issuers and the Guarantor on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers or the Guarantors, or by the Initial Purchasers, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder as set forth opposite their names in Schedule I hereto, and not joint.

(e)           The Issuers and the Guarantors and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to Section 8(d) were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Initial Purchaser shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Initial Purchaser under this Agreement, less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)            The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Issuers contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Issuers, their respective officers or directors or any person controlling either Issuer and (iii) acceptance of and payment for any of the Securities.

9.          Termination.  The Representative may terminate this Agreement by notice given by you to the Issuers, if  after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, the New York Stock Exchange or the NASDAQ Stock Market, (ii) trading of any securities of the Partnership shall have been suspended on any exchange or in any over the counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, the judgment of the Representative, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.

10.       Effectiveness; Defaulting Initial Purchasers.  This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase  Securities that it has or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non defaulting Initial Purchasers, or in such other proportions as may be specified by the Representative with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one tenth of the aggregate principal amount of Securities to be purchased on the Closing Date, and arrangements satisfactory to the you and the Issuers for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Issuers or any Guarantor except that the provisions of Sections 6(g), 8 and 11 hereof shall at all times be effective and shall survive such termination. In any such case either the Representative or the Issuers shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected.  As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 10.  Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

11.       Reimbursement of the Expenses of the Initial Purchasers.  If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 5 hereof is not satisfied,  if this Agreement shall be terminated by the Representative pursuant to Section 9(ii) or because of any failure or refusal on the part of the Issuers to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Issuers shall be unable to perform their obligations under this Agreement, the Issuers will reimburse the Initial Purchasers, severally, upon demand for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by each such Initial Purchaser in connection with this Agreement or the offering contemplated hereunder.  The Issuers and the Guarantor shall not be obligated to reimburse such costs and expenses of a defaulting Initial Purchaser if this Agreement is terminated pursuant to Section 10 by reason of the default of an Initial Purchaser.

12.       Entire Agreement.  (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Issuers and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering, and the purchase and sale of the Securities.

(b)           This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuers, the Guarantors and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

(c)           The Issuers acknowledge that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms-length, are not agents of, and owe no fiduciary duties to, the Issuers, the Guarantors or any other person, (ii) the Initial Purchasers owe the Issuers only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any, (iii) the Initial Purchasers may have interests that differ from those of the Issuers and the Guarantor, and (iv) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuers and the Guarantor have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.  Each of the Issuers and the Guarantor waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.

13.       Counterparts.  This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

14.       Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Section 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder.  The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

15.       Partial Unenforceability.  The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

16.       Authority of the Representative.  Any action by the Initial Purchasers hereunder may be taken by the Representative on behalf of the Initial Purchasers, and any such action taken by the Representative shall be binding upon the Initial Purchasers.

17.       USA Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuers, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients.

18.       Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(a)           Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

19.       Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

20.       Notices.  All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you in care of Morgan Stanley & Co. LLC, at 1585 Broadway, New York, New York 10036, Attention: High Yield Syndicate Desk, with a copy to the Legal Department; and if to the Issuers shall be delivered, mailed or sent to 600 Travis Street, Suite 3250, Houston, Texas 77002, Attention: General Counsel.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Issuers the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

PETROLOGISTICS LP
by PetroLogistics GP LLC, its general
partner

By:	/s/ Richard Rice
	Name:	Richard Rice
	Title:	Senior Vice President, General Counsel and Corporate Secretary

PETROLOGISTICS FINANCE
CORP.

By:	/s/ Richard Rice
	Name:	Richard Rice
	Title:	Corporate Secretary

Guarantor:

PL PROPYLENE LLC
by PetroLogistics LP, its sole member

by PetroLogistics GP LLC, its general partner

By:	/s/ Richard Rice
	Name:	Richard Rice
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Accepted as of the date hereof

Morgan Stanley & Co. LLC

Acting on behalf of itself and as the Representative of the several Initial Purchasers named in Schedule I hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ Henrik Sandstrom
	Name:	Henrik Sandstrom
	Title:	Authorized Signatory

SCHEDULE I

Initial Purchaser	$365,000,000 of Notes to be Purchased
Morgan Stanley & Co. LLC	$91,250,000
Barclays Capital Inc.	$36,500,000
Citigroup Global Markets Inc.	$36,500,000
Goldman, Sachs & Co.	$36,500,000
Stifel, Nicolaus & Company, Incorporated	$36,500,000
UBS Securities LLC	$36,500,000
Wells Fargo Securities, LLC	$36,500,000
Nomura Securities International, Inc.	$18,250,000
SG Americas Securities, LLC	$18,250,000
SunTrust Robinson Humphrey, Inc.	$18,250,000

Total:	$365,000,000

I-1

SCHEDULE II

Time of Sale Memorandum

1.                                      Preliminary Memorandum, dated March 18, 2013

2.                                      Pricing Term Sheet, dated March 22, 2013

A-1